Exhibit 10.44

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement”) is entered into by and between John F. Dullea (“Former Employee”) and Real Health Laboratories, Inc., a California corporation (“Company”) and wholly-owned subsidiary of Natural Alternatives International, Inc., a Delaware corporation (“NAI”).

RECITALS

A. Former Employee’s employment with the Company terminated effective on September 30, 2008 (“Date of Termination”).

B. Former Employee and Company desire to settle and compromise any and all possible claims between them arising out of their relationship to date, including Former Employee’s employment with the Company, and the termination of Former Employee’s employment with the Company, and to provide for a general release of all claims relating to Former Employee’s employment and its termination. In particular, and without limiting the generality of the foregoing, Former Employee, Company and NAI are all parties to an Employment Agreement dated December 5, 2005 (the “Employment Agreement”), and desire to settle and compromise claims made by Former Employee pursuant to the Employment Agreement.

NOW, THEREFORE, incorporating the above recitals, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Separation Payment by Company. In consideration of Former Employee’s promises and covenants contained in this Agreement:

(a) The Company agrees to pay Former Employee the gross sum of Four Hundred Eighty One Thousand Two Hundred Fifty and 00/100 dollars ($481,250.00), less all applicable withholdings and deductions, which amount represents a severance benefit in the amount of twenty one (21) months’ base salary. Former Employee acknowledges and agrees he has received payment for all unused, accrued vacation pay, as well as all salary to which he was entitled through the Date of Termination, less all applicable withholdings and deductions.

(b) Former Employee shall be entitled to receive the amount of Twelve Thousand and 00/100 dollars ($12,000.00), payable directly to Former Employee, for executive outplacement services.

(c) Former Employee shall be entitled to receive continuing group health insurance coverage pursuant to COBRA and, should Former Employee elect to continue group health insurance coverage pursuant to COBRA, the Company will, following the Effective Date, commencing January 1, 2009, pay the premiums for such continuation coverage for a period of fifteen (15) months.

(d) In addition to the Company’s payment of premiums for group health insurance coverage pursuant to COBRA, if elected by Former Employee, described in Section 1(c) above, the Company shall pay to Former Employee the amount of $4,865.40, as reimbursement or payment of an additional six (6) months of medical benefits.

(e) Former Employee acknowledges and agrees that (i) the amounts set forth above represent additional payments to Former Employee, over and above all compensation (including salary, wages, bonuses, or benefits) to which Former Employee would otherwise be entitled due to Former Employee’s employment with the Company and but for Former Employee’s execution of this Agreement, Former Employee would not otherwise be entitled to such payments; and (ii) the payments set forth in Sections 1(a), 1(b), 1(c) and 1(d) represent the total consideration due to Former Employee from the Company under this Agreement.

(f) The Company will, within three (3) business days after the Effective Date (as hereinafter defined), pay to Former Employee the aggregate amount of the payments set forth in Sections 1(a), 1(b) and 1(d), by delivering a check to Former Employee or his representative at the offices of Bell, Boyd & Lloyd LLP, 3580 Carmel Mountain Road, Suite 200, San Diego, California 92130.

(g) In the event that the Company does not make the payment required under Section 1(f) herein, Former Employee may (but is not required to), within ten (10) business days after the Effective Date, declare this Agreement (including but not limited to the release set forth in Section 2) void by giving notice of such election to counsel for the Company. If the Company tenders payment pursuant to Section 1(f) but there is a good-faith disagreement between the Parties regarding the calculation of applicable withholdings and deductions, Former Employee shall not have the right or ability under this Section 1(g) to declare this Agreement void.

2. Release.

(a) Former Employee does hereby unconditionally, irrevocably and absolutely release and forever discharge the Company, and its parent, subsidiaries and affiliates, and its and their respective past and present directors, officers, employees, representatives, agents, attorneys, stockholders, insurers, successors and/or assigns (hereinafter individually a “Released Party” and collectively, the “Released Parties”), from any and all losses, liabilities, claims, demands, causes of action, or suits of any type, whether in law and/or in equity, related directly or indirectly or in any way in connection with any transaction, affairs or occurrences between them to date, including, but not limited to, Former Employee’s employment with the Company and the termination of said employment. Former Employee agrees and understands the release given by Former Employee to the Released Parties in this Agreement applies, without limitation, to all wage claims, tort and/or contract claims, common law claims, claims for wrongful termination and/or retaliatory discharge, and claims arising under the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Civil Rights Act of 1964 (Title VII), the Civil Rights Act of 1991, Section 1981, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the California Fair

Employment and Housing Act, the Unruh and Ralph Civil Rights Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Employee Retirement and Income Security Act, the California Labor Code, the California Worker Adjustment and Retraining Notification Act, all as amended, any and all federal, state or local laws, regulations, statutes or ordinances governing discrimination and/or harassment in employment, and the California Business and Professions Code. This release does not extend to any matters that may not be released in this manner as a matter of law.

(b) Former Employee warrants, represents, acknowledges and agrees that Former Employee has not filed or otherwise cooperated in the authorization of the filing of any complaints, charges, or lawsuits against any Released Party with any governmental agency or court. If such a complaint, charge or lawsuit has been filed on Former Employee’s behalf or is filed in the future, Former Employee hereby waives, releases and discharges any right to recover thereunder from any Released Party.

(c) The Company warrants and represents that as of the date of execution of this Agreement Randell Weaver, Chief Executive Officer of the Company and President of NAI, is not aware of any losses, liabilities, claims, demands, causes of action, or suits of any type, whether in law and/or in equity, related directly or indirectly or in any way in connection with any transaction, affairs or occurrences between the Company and NAI, on the one hand, and Former Employee, on the other, to date, including, but not limited to, Former Employee’s employment with the Company and the termination of said employment.

3. Confidentiality.

(a) Former Employee agrees that all matters relative to this Agreement shall remain confidential. Accordingly, Former Employee hereby agrees that Former Employee shall not discuss, disclose or reveal to any other persons, entities or organizations, whether within or outside of the Company, with the exception of Former Employee’s legal counsel, financial, tax and business advisors, and such other persons as may be reasonably necessary for the management of the Former Employee’s affairs, the terms, amounts and conditions of settlement and of this Agreement. Notwithstanding the above, Former Employee acknowledges that Company and/or its parent may be required to disclose certain terms, aspects or conditions of this Agreement and/or Former Employee’s termination of employment in NAI’s public filings made with the United States Securities and Exchange Commission and Former Employee hereby expressly consents to any such required disclosures.

(b) Former Employee shall not make, issue, disseminate, publish, print or announce any news release, public statement or announcement with respect to these matters, or any aspect thereof, the reasons therefore and the terms or amounts of this Agreement.

4. Return of Documents and Equipment. Former Employee represents that Former Employee has returned to the Company all Company Property (as such term is defined in that certain Confidential Information and Invention Assignment Agreement, Covenant of Exclusivity and Covenant Not To Compete by and between Former Employee and Company). In the event Former Employee has not returned all Company Property, Former Employee agrees to reimburse the Company for any reasonable expenses it incurs in an effort to have such property returned. These reasonable expenses include attorneys’ fees and costs.

5. Civil Code Section 1542 Waiver.

(a) Former Employee expressly accepts and assumes the risk that if facts with respect to matters covered by this Agreement are found hereafter to be other than or different from the facts now believed or assumed to be true, this Agreement shall nevertheless remain effective. It is understood and agreed that this Agreement shall constitute a general release and shall be effective as a full and final accord and satisfaction and as a bar to all actions, causes of action, costs, expenses, attorneys’ fees, damages, claims and liabilities whatsoever, whether or not now known, suspected, claimed or concealed pertaining to the released claims. Former Employee acknowledges that Former Employee is familiar with California Civil Code §1542, which provides and reads as follows:

“A general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(b) Former Employee expressly waives and relinquishes any and all rights or benefits which Former Employee may have under, or which may be conferred upon Former Employee by the provisions of California Civil Code §1542, as well as any other similar state or federal statute or common law principle, to the fullest extent that Former Employee may lawfully waive such rights or benefits pertaining to the released claims.

6. Right to Consult Legal Counsel; Review Period.

(a) Former Employee is aware of and acknowledges the following: (i) Former Employee has the right, at Former Employee’s expense, to consult with an attorney before signing this Agreement, has been advised in writing to do so, and has done so to the extent desired; (ii) Former Employee has twenty-one (21) days from the date of Former Employee’s receipt of this Agreement to review and consider this Agreement, and Former Employee may use as much of this twenty-one (21) day period as Former Employee wishes before signing; (iii) for a period of seven (7) days following the execution of this Agreement, Former Employee may revoke this Agreement by delivering a written notice specifically stating Former Employee’s desire to revoke this Agreement to the Company c/o Jo Phillippe, Natural Alternatives International, Inc., 1185 Linda Vista Drive, San Marcos, California 92078, which notice must be received by the Company not later than midnight on the seventh day following execution of this Agreement by Former Employee, and this Agreement shall not become effective or enforceable until the revocation period has expired; and (iv) this Agreement shall become effective eight (8) days after it is signed by Former Employee and the Company (provided it is not revoked), and in the event the parties do not sign on the same date, this Agreement shall become effective at 12:01 a.m. on the eighth day after the date it is signed by Former Employee (“Effective Date”). Former Employee shall, promptly upon signing this Agreement, deliver the executed original of the Agreement to the Company to the attention of Jo Phillippe.

(b) In the event Former Employee elects to execute this Agreement before the end of the twenty-one (21) day review period provided to Former Employee and thereby waive the remainder of the twenty-one (21) day review period, Former Employee does so knowingly and voluntarily, and Former Employee acknowledges and represents that the Company has not in any way coerced Former Employee to do so or otherwise threatened to withdraw or alter the Company’s offer of severance pay set forth in this Agreement before the expiration of such twenty-one (21) day period.

7. Entire Agreement. The parties declare and represent that, with the exception of the Mutual Agreement to Mediate and Arbitrate Claims and the Confidential Information and Invention Assignment Agreement, Covenant of Exclusivity and Covenant Not to Compete each entered into by and between the Company and Former Employee effective as of December 5, 2005 (collectively, the “Prior Agreements”), no promise, inducement or agreement not herein expressed has been made to them and that this Agreement, together with the Prior Agreements, contain the entire agreement between and among the parties with respect to the subject matter hereof, and that the terms of this Agreement are contractual and not a mere recital. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter hereof with the exception of the Prior Agreements.

8. Applicable Law. This Agreement is entered into in the State of California. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.

9. Agreement as Defense. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding which may be prosecuted, instituted or attempted by either party in breach thereof.

10. Severability. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

11. No Admission of Liability. It is understood that this Agreement is not an admission of any liability by any person, firm, association or corporation.

12. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

13. Representation of No Assignment. The parties represent and warrant that they have not heretofore assigned, transferred, subrogated or purported to assign, transfer or subrogate any claim released herein to any person or entity.

14. Cooperation. The parties hereto agree that, for their respective selves, heirs, executors and assigns, they will abide by this Agreement, the terms of which are meant to be contractual, and further agree that they will do such acts and prepare, execute and deliver such documents as may reasonably be required in order to carry out the objectives of this Agreement.

15. Arbitration. Any dispute arising out of or relating to this Agreement shall be resolved pursuant to that certain Mutual Agreement to Mediate and Arbitrate Claims made and entered into effective as of December 5, 2005, by and between the Company and Former Employee.

17. Legal Representation; Independent Counsel. The law firm of Bell, Boyd & Lloyd LLP has prepared this Agreement on behalf of the Company based on the Company’s instructions. Bell, Boyd & Lloyd LLP does not represent any other party to this Agreement. In executing this Agreement, Former Employee represents that Former Employee has neither requested nor been given legal advice or counsel by Bell, Boyd & Lloyd LLP or any of its attorneys. Former Employee is aware of Former Employee’s right to obtain separate legal counsel with respect to the negotiation and execution of this Agreement and acknowledges that Bell, Boyd & Lloyd LLP has recommended that Former Employee retain Former Employee’s own counsel for such purpose. Former Employee further acknowledges that Former Employee (i) has read and understands this Agreement; (ii) has had the opportunity to retain separate counsel in connection with the negotiation and execution of this Agreement; and (iii) has relied on the advice of separate counsel with respect to this Agreement or made the conscious decision not to retain counsel in connection with the negotiation and execution of this Agreement.

18. Further Acknowledgements. Each party represents and acknowledges that it is not being influenced by any statement made by or on behalf of the other party to this Agreement. Former Employee and the Company have relied and are relying solely upon his, her or its own judgment, belief and knowledge of the nature, extent, effect and consequences relating to this Agreement and/or upon the advice of their own legal counsel concerning the consequences of this Agreement.

[Signatures on following page.]

THIS AGREEMENT AFFECTS YOUR RIGHTS. BEFORE SIGNING THIS AGREEMENT, PLEASE MAKE SURE THAT YOU HAVE READ IT CAREFULLY. YOU ARE INVITED AND ADVISED TO CONSULT WITH AN ATTORNEY BEFORE YOU SIGN IT. IN EXCHANGE FOR THE SEVERANCE PAY OFFERED BY THE COMPANY, YOU ARE AGREEING TO WAIVE CERTAIN IMPORTANT RIGHTS.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date(s) shown below.

FORMER EMPLOYEE

/s/ John F. Dullea
John F. Dullea

Dated: December 18, 2008

Executed in : San Diego, California

                            (City)

COMPANY

Real Health Laboratories, Inc.,
a California corporation

By:	/s/ Randell Weaver
Randell Weaver, Chief Executive Officer

Dated: December 19, 2008

Executed in : San Marcos, California

                            (City)